                                                                                                           EXHIBIT 11(b)




                                              THE UPJOHN COMPANY AND SUBSIDIARIES

                                       COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                             (In millions, except per-share data)

                                                                                 Years Ended December 31,
                                                                        1993               1992              1991
Net earnings                                                           $392.4             $324.3            $537.4

Less ESOP contribution assumed to be
  required if preferred shares are
   converted into common shares                                           4.7                5.2               6.2
Less adjustment of tax benefit on
  allocated shares                                                         .3                 .2
                                                                       ------             ------            ------
Net earnings on common shares - fully
  diluted                                                              $387.4             $318.9            $531.2
                                                                       ======             ======            ======
Average number of common shares
  outstanding                                                           174.0              175.1             176.2
Number of common shares issuable assuming
  exercise of stock options                                                .1                 .5               1.0
Contingently issuable incentive shares                                     .3                 .3                .3
Number of common shares issuable assuming
  conversion of preferred shares                                          7.4                7.4               7.4
Rounding                                                                                                        .1
                                                                        -----              -----             -----
                                                                        181.8              183.3             185.0
                                                                        =====              =====             =====
Earnings per share - fully diluted
  Continuing operations before accounting changes                       $2.19              $2.94             $2.85
  Discontinued operations                                                 .04                .01               .02
  Cumulative effect of accounting changes                                (.10)             (1.21)
                                                                        -----              -----             -----
  Net earnings                                                          $2.13              $1.74             $2.87
                                                                        =====              =====             =====
